                            SCHEDULE 14C INFORMATION
   Information Statement Pursuant to Section 14(c) of the Securities Exchange
                                  Act of 1934



Check the appropriate box:

[X]       Preliminary Information Statement
[ ]       Confidential, for Use of the Commission Only
              (as permitted by Rule 14c-5(d)(2))
[ ]       Definitive Information Statement

                             WAXMAN INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)  Title of each class of securities to which transaction applies:
                 N/A
             -------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:
                 N/A
             -------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             $94,502,869.50 in aggregate cash to be received by Registrant
             -----------------------------------------------------------------
             (Rule 240.0-11(c)(2))
             -----------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:
                                                               ---------------

          5)   Total fee paid:     $18,900.57
                              ------------------------------------------------

[ ]       Fee previously paid with preliminary materials.

[ ]       Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
                                      -----------------------------------------

          2)   Form, Schedule or Registration Statement No.:
                                                            -------------------

          3)   Filing Party:
                            ---------------------------------------------------

          4)   Date Filed:
                          -----------------------------------------------------

                             WAXMAN INDUSTRIES, INC.
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146

                                                           July __, 2000

To all stockholders of Waxman Industries, Inc.:

         The attached Information Statement is being delivered to you pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

         The attached Information Statement is being mailed on or about July __, 2000 to all stockholders of record on July __, 2000 of Waxman Industries, Inc., a Delaware corporation (the "Company") in connection with the proposed sale of all of the outstanding common stock of Barnett Inc., a Delaware corporation, held by Waxman USA Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Waxman USA"), pursuant to the acquisition of Barnett by Wilmar Industries, Inc. (such transaction herein referred to as the "Barnett Stock Sale"). The Barnett Stock Sale has been approved by the Board of Directors of the Company, the Board of Directors of Waxman USA and the holders of a majority of the votes of the outstanding shares of common stock, par value $0.01 per share, and Class B common stock, $.01 par value per share, of the Company entitled to vote with respect to the Barnett Stock Sale. Accordingly, resolutions will not be submitted to the stockholders for a vote.

         The attached Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a more detailed description of the Barnett Stock Sale. The Information Statement also constitutes notice to the Company's stockholders of the taking of corporate action by written consent of the stockholders, as required by Section 228(d) of the Delaware General Corporation Law. I encourage you to read the Information Statement, including the exhibits thereto, thoroughly, but you need not take any other action at this time. No vote will take place because all required stockholder approvals have been obtained.

                                             Sincerely,


                                             Armond Waxman
                                             President and Co-Chief Executive
                                             Officer of the Company

Bedford Heights, Ohio

July __, 2000

                             WAXMAN INDUSTRIES, INC.
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                         -------------------------------
                              INFORMATION STATEMENT
                         -------------------------------
                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

         This Information Statement is being furnished to holders of the outstanding shares of common stock, par value $0.01 per share, and Class B common stock, $.01 par value per share (collectively, the "Common Stock"), of Waxman Industries, Inc., a Delaware corporation (the "Company") in connection with the proposed sale of all of the outstanding common stock of Barnett Inc., a Delaware corporation ("Barnett"), held by Waxman USA Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Waxman USA") pursuant to the acquisition of Barnett by Wilmar Industries, Inc. ("Wilmar") (such transaction herein referred to as the "Barnett Stock Sale").

         In conformance with the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the votes of the outstanding shares of Common Stock entitled to vote have approved the Barnett Stock Sale. Accordingly, the Company is not asking you for a proxy and you are requested not to send us a proxy. For that reason, no proxy card has been enclosed and no meeting of stockholders will be held to consider approval of the Barnett Stock Sale. The Barnett Stock Sale will not become effective until at least twenty days after the mailing of this Information Statement.

         THIS INFORMATION STATEMENT IS FURNISHED BY THE COMPANY FOR INFORMATION PURPOSES ONLY. This Information Statement is first being mailed on or about July __, 2000 to holders of record of Common Stock as of the close of business on July __, 2000 (the "Record Date"). As of the Record Date, [______] shares of common stock and [_______] shares of Class B common stock were outstanding.

           THESE ACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            FAIRNESS OR MERITS OF SUCH ACTIONS NOR UPON THE ACCURACY
                OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
                       DOCUMENT. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

            The date of this Information Statement is July __, 2000.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's filings can also be read at the NASDAQ Stock Market, 800 Merritt Boulevard, Trumbull, CT 06601.

         THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED IN THEIR ENTIRETY. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO MARK WESTER, VICE PRESIDENT - FINANCE, WAXMAN INDUSTRIES, INC., 24460 AURORA ROAD, BEDFORD HEIGHTS, OHIO 44146, TELEPHONE NUMBER (440) 439-1830, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

         3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999.

         4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

         5. The Company's Current Report on Form 8-K filed with the Commission on July 17, 2000.

         All documents filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date that the stockholders' authorization of the Barnett Stock Sale becomes effective shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof. This Information Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         No person is authorized to give any information or to make any representations with respect to the matters described in this Information Statement other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by the Company. The delivery of this Information Statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information in this Information Statement or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Information Statement and the information incorporated herein by reference may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its debt reduction program (as described herein), risks associated with currently unforeseen competitive pressures and risks affecting the Company's industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

                                  INTRODUCTION

         This Information Statement is being furnished to holders of Common Stock in accordance with the rules and regulations promulgated by the Commission.

Approval of the Barnett Stock Sale

         On July 9, 2000, the Board of Directors of the Company and Waxman USA approved the Barnett Stock Sale. Messrs. Melvin Waxman, Armond Waxman and Laurence Waxman, stockholders holding in the aggregate approximately 63.8% of the aggregate voting power of the Common Stock, have acted by written consent in lieu of a meeting of stockholders and voted to approve the Barnett Stock Sale. No additional stockholder vote is necessary to approve the Barnett Stock Sale. Neither your vote nor your proxy will be solicited.

Effectiveness of the Stockholder Approval of the Barnett Stock Sale

         The Company currently anticipates that the Barnett Stock Sale will be consummated during the third quarter of this year, but in no event will the Barnett Stock Sale be consummated less than 20 calendar days after the mailing of this Information Statement.

         Stockholders of the Company will have no "dissenter's rights" upon consummation of the Barnett Stock Sale. For additional information regarding the Barnett Stock Sale, see "Financial Restructuring of the Company" below.

                     FINANCIAL RESTRUCTURING OF THE COMPANY

Background

         As the Company has previously disclosed, since fiscal 1994, when the Company last restructured its debt, the Company has continuously endeavored to reduce its high level of debt through the monetization of its assets, as well as through gaining efficiencies from its continuing businesses. As a result, the Company has undertaken various initiatives to raise cash, improve its cash flow and reduce its debt obligations or improve its financial flexibility during the intervening period. Nonetheless, the Company continues to have a significant amount of indebtedness.

         As of March 31, 2000, the Company's consolidated debt (excluding trade payables and accrued liabilities) was approximately $148.2 million. That indebtedness is principally comprised of (i) approximately $92.797 million accreted principal amount of 12 3/4% Senior Secured Deferred Coupon Notes due June 2004 of the Company (the "Deferred Coupon Notes") issued pursuant to that certain indenture (as amended, the "DC Notes Indenture"), dated as of May 20, 1994, by and between the Company and The Huntington National Bank, as trustee,
(ii) $35.855 million principal amount of 111/8% Senior Notes due September 2001 of Waxman USA (the "Senior Notes") issued pursuant to that certain indenture (as amended, the "Senior Notes Indenture" and together with the

DC Notes Indenture, the "Indentures"), dated as of April 1, 1996, by and between Waxman USA and the United States Trust Company of New York, as trustee and (iii) $20.566 million of current maturities of debt, including obligations under the Company's working capital credit facility (the "Congress Credit Facility") with Congress Financial Corporation ("Congress"). Cash interest of approximately $6.0 million is payable semi-annually with respect to the Deferred Coupon Notes, and the Senior Notes require semi-annual cash interest payments of approximately $2.0 million. Excluding these interest payments, the Company believes that operating cash flow, together with borrowings under its working capital credit facilities, will be sufficient in the short-term to fund its working capital requirements, capital expenditures and cash interest requirements under the Congress Credit Facility until the expected completion of the Barnett Stock Sale. Ultimately, however, the Company will not be able to make the interest and principal payments under its debt instruments without a restructuring of such debt instruments and/or a significant appreciation in, and monetization of, the value of the 7,186,530 shares of common stock of Barnett owned by Waxman USA (the "Barnett Shares"). The Barnett Shares constitute approximately 44.3% of the outstanding common stock, $.01 par value per share, of Barnett (the "Barnett Common Stock"), a formerly wholly-owned subsidiary of the Company. Shares of Barnett Common Stock are listed on the Nasdaq National Market under the symbol "BNTT." As of July 10, 2000, the closing price at which the Barnett Common Stock was sold on Nasdaq was $12.3125 per share, and the aggregate market value of the Barnett Shares based on such closing price was $88.5 million.

         The Company held discussions with several of the holders of the Deferred Coupon Notes and the Senior Notes throughout 1999. Certain of these bondholders (the "Consenting Noteholders") formed an ad hoc committee of holders of Deferred Coupon Notes and Senior Notes, with which Committee the Company continued to have discussions. As a result of these discussions, as previously announced by the Company, on December 8, 1999, the Company entered into an agreement (as amended (see below), the "Recapitalization Agreement") with the Consenting Noteholders with respect to certain elements of the financial restructuring of the Company (the "Financial Restructuring"). Key elements of the Financial Restructuring include (x) the sale of the Barnett Shares and the application of the net proceeds of such sale to pay taxes on such sale, to pay certain amounts outstanding under the Congress Credit Facility, to pay certain transaction expenses incurred by the Company, to repay in full the Senior Notes and, after payment of the foregoing obligations, to apply the remaining amounts to repay, on a discounted basis, the Deferred Coupon Notes and (y) after the closing of the Barnett Stock Sale but before the repayment of the Deferred Coupon Notes, the filing of a consensual, prepackaged Joint Plan of Reorganization under Chapter 11 of Bankruptcy Code. The application of proceeds upon consummation of the Barnett Stock Sale is more fully described below in the subsection entitled "Financial Restructuring-Application of Proceeds." As discussed in greater detail below, the Company expects to receive gross proceeds of approximately $94.5 million upon consummation of the Barnett Stock Sale.

The Merger Transaction

         On July 10, 2000, Barnett, Wilmar and BW Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Wilmar ("Merger Sub" and together with Wilmar, the "Purchaser") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Purchaser agreed to acquire all of the outstanding shares of Barnett Common Stock, for $13.15 per share in cash (the "Merger Consideration"), pursuant to a merger of Merger Sub with and into Barnett (the "Merger"). The consummation of the Merger is subject to several conditions, including regulatory and shareholder approval and the receipt by the Purchaser of debt financing necessary to fund the Merger. The operative agreements with respect to the Merger, certain of which are summarized below, have been filed as exhibits to a Current Report on Form 8-K filed by the Company with the Commission on July 17, 2000.

         The aggregate Merger Consideration that Waxman USA will receive for the Barnett Shares is $94,502,870. The fairness of the Merger Consideration has been addressed in a fairness opinion issued by Deutsche Banc Alex. Brown, which was retained by a special committee of outside directors of the Board of Directors of Barnett.

         The Company and Waxman USA entered into several agreements with the Purchaser with respect to the Merger and the transactions contemplated by the Merger Agreement. The Company and Waxman USA entered into a stockholder agreement, dated as of July 10, 2000 (the "Stockholder Agreement"), by and among the Company, Waxman USA, Wilmar and Merger Sub, providing for, among other things, a Proxy in favor of the Purchaser and certain covenants by Waxman USA to vote the Barnett Shares in favor of, and to take such other actions as will facilitate the consummation of, the Merger. Waxman USA also entered into a Voting Trust Agreement, dated as of July 10, 2000 (the "Voting Trust Agreement"), by and among Waxman USA, Wilmar, Merger Sub, Barnett and American Stock Transfer & Trust Company, as voting trustee (the "Voting Trustee"). The Voting Trust Agreement provides for the delivery of certain of the Barnett Shares to the Voting Trustee to vote such shares in favor of the Merger.

         Waxman USA also entered into an agreement, dated as of July 7, 2000 (the "Barnett Agreement" and together with the Merger Agreement, the Stockholder Agreement and the Voting Trust Agreement, the "Transaction Agreements"), by and between Waxman USA and Barnett, pursuant to which Barnett agrees to purchase from Waxman USA shares of Barnett Common Stock equal in value to $2,000,000, if the Merger has not occurred by September 1, 2000.

Application of Proceeds

         The proceeds received by Waxman USA from the Barnett Stock Sale will be applied as follows, in accordance with the provisions set forth in the Recapitalization Agreement:

         - Taxes. Upon the consummation of the Barnett Stock Sale, the Company shall pay all required taxes with respect to the Barnett Stock Sale for the taxable year in which the Barnett Shares are sold ("Taxes"). The Company estimates that the Taxes will be approximately $1.35 million.

         - Payment to Secured Lender. Upon the consummation of the Barnett Stock Sale, approximately $9.9 million (representing the sum of (x) approximately $5,916,000 of interest actually paid in cash on the Deferred Coupon Notes on December 1, 1999,
                  (y) approximately $1,994,000 of interest actually paid in cash on the Senior Notes on March 1, 2000 and (z) $2,000,000 of restructuring expenses already paid by the Company) shall be immediately paid by the Company to Congress to be applied to the obligations under the Congress Credit Facility.

         - Satisfaction of Obligations Under the Senior Notes. Upon the consummation of the Barnett Stock Sale, each holder of Senior Notes would receive its pro rata share of $35,855,000 of principal (plus accrued and unpaid interest from March 1, 2000 to the date of payment), in full and complete satisfaction of the Senior Notes. Assuming the Merger is completed on August 31, 2000, the amount payable to the holders of the Senior Notes will be approximately $37,849,434, which includes $1,994,434 in accrued interest.

         -        Satisfaction of Obligations Under the Deferred Coupon Notes.
                  Upon the consummation of the Barnett Stock Sale, the remaining proceeds will be deposited into a segregated account to be applied to the satisfaction of the Deferred Coupon Notes. On the effective date (the "Effective Date") of the confirmation of the Joint Plan of Reorganization by the Bankruptcy Court, each holder of Deferred Coupon Notes would receive (i) its pro rata share of the remaining proceeds, allocated between (x) accrued and unpaid interest and (y) principal and (ii) all accrued interest or other investment proceeds earned on the proceeds from the date of the closing of the Barnett Stock Sale through the date such funds are distributed to the holders of the Deferred Coupon Notes, in full and complete satisfaction of any and all claims relating to the Company, including with respect to the Deferred Coupon Notes.

         -        Additional Consideration to Holders of Deferred Coupon Notes.
                  If, within one year from the date the Joint Plan of Reorganization is confirmed by the Bankruptcy Court, the Company sells itself or any of its subsidiaries or operating divisions, or any assets thereof, other than sales of inventory and other assets in the ordinary course of business or sells additional equity securities, and such transactions generate in the aggregate net proceeds in excess of $15.0 million during such one year period ("Excess"), then the Company shall pay to the holders of the Deferred Coupon Notes who received the distribution from the Joint Plan of Reorganization 50% of such Excess.

Consents

         The Company and Waxman USA obtained the requisite consents from their bondholders and secured lender to enter into the transactions contemplated by the Transaction Agreements. The Company, Waxman USA and the Consenting Noteholders entered into an Amendment, Consent and

Waiver, dated as of July 9, 2000 (the "Amendment, Consent & Waiver"), pursuant to which (i) certain provisions of the Recapitalization Agreement were amended,
(ii) the Consenting Noteholders consented to the taking of certain actions by the Company and Waxman USA as set forth in the Transaction Agreements, (iii) the Consenting Noteholders waived any defaults under the Indentures occasioned by the completion of the transactions contemplated by the Transaction Agreements and (iv) the Consenting Noteholders agreed not to accelerate, or otherwise take any action against the Company, due to a default in payment of interest on the Deferred Coupon Notes. In a letter to the Trustee, dated July 12, 2000, the Consenting Noteholders instructed the Trustee not to seek acceleration of the Deferred Coupon Notes, or otherwise take any action against the Company, due to a default in payment of interest on the Deferred Coupon Notes.

         Congress Financial Corporation ("Congress"), secured lender for the Company, Waxman USA and certain subsidiaries of Waxman USA, consented to the entering into of the transactions contemplated by the Transaction Agreement by delivery of a letter agreement, dated as of July 10, 2000 (the "Congress Consent Letter"), with respect to that certain Loan and Security Agreement, dated as of June 17, 1999 (as same may be amended from time to time, the "Loan and Security Agreement"), by and among Western American Manufacturing, Inc. ("WAMI"), WAMI Sales, Inc. ("WAMI Sales"), Medal of Pennsylvania, Inc. ("Medal") and Waxman Consumer Products Group Inc. ("WCPG," and together with WAMI, WAMI Sales and Medal, the "Borrowers"), as Borrowers, and the Company, Waxman USA and TWI, International, Inc. ("TWI" and together with the Company and Waxman USA, the "Guarantors") and Congress Financial Corporation (the "Congress"). The Congress Consent Letter provides for the consent by Congress to the sale by Waxman USA of all of the Barnett Shares (including those Barnett Shares pledged to Congress pursuant to the Pledge and Security Agreement, dated as of June 17, 1999 and amended as of December 8, 1999 and July 10, 2000, by and between Waxman USA and Congress) in one sale or a series of related sales pursuant to the Merger Agreement and the other Transaction Agreements and the waiver of certain defaults under the Loan and Security Agreement occasioned by the completion of the transactions contemplated by the Transaction Agreements, the Recapitalization Agreement and the Amendment, Consent and Waiver.

Joint Plan of Reorganization

         An integral component of the Financial Restructuring is the filing by the Company of a prepackaged, consensual Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code. This Joint Plan of Reorganization would be jointly sponsored by the Company and the Consenting Noteholders, and the only class of securityholder to be affected under the Joint Plan of Reorganization would be the holders of the Deferred Coupon Notes. The holders of Common Stock of the Company would not be impaired under the Joint Plan of Reorganization. In addition, none of the Company's subsidiaries or operating divisions would be a part of the Joint Plan of Reorganization, and they would continue to pay all of their trade creditors, employees and other liabilities under normal trade conditions. As of the date of this Information Statement, the Joint Plan of Reorganization has the support of bondholders owning approximately $81,269,000 principal amount of Deferred Coupon Notes, or approximately 87.6% of the total principal amount of such Deferred Coupon Notes.

         Although the Consenting Noteholders have agreed to the terms of a consensual debt restructuring program and have entered into the Recapitalization Agreement, there can be no assurance that the Financial Restructuring, as described herein, will be effected as contemplated. Bankruptcy entails many risks, some of which may change the outcome of the Financial Restructuring and cause such outcome to materially deviate from the terms as described herein.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Melvin Waxman and Armond Waxman are the Chairman of the Board of Directors and Vice Chairman of the Board of Directors of Barnett, respectively. In addition, Melvin Waxman individually owns 24,000 shares of Barnett Common Stock (constituting less than 0.2% of the outstanding shares of Barnett Common Stock) and an option, granted under the 1997 Directors Stock Option Plan of Barnett, exercisable to acquire 100,000 shares of the Barnett Common Stock (constituting less than 0.7% of the outstanding shares of Barnett Common Stock) at $21.00 per share. Armond Waxman owns 24,700 shares of Barnett Common Stock (constituting less than 0.2% of the outstanding shares of Barnett Common Stock) and an option, granted under the 1997 Directors Stock Option Plan of Barnett, exercisable to acquire 100,000 shares of Barnett Common Stock (constituting less than 0.7% of the outstanding shares of Barnett Common Stock) at $21.00 per share. The aforementioned options will be terminated, without value, upon consummation of the transactions contemplated hereby.

         Barnett has established a committee of its independent directors to review and approve the Barnett Stock Sale, and has retained independent advisors to render advice to it with respect thereto. Melvin Waxman, Armond Waxman and William R. Pray, the President and Chief Executive Officer of Barnett, are not members of such committee. In addition, it is agreed that each of Melvin Waxman and Armond Waxman will resign from the Board of Directors of Barnett upon the consummation of the Barnett Stock Sale.

         The Company's wholly-owned subsidiaries engage in business transactions with Barnett. Products sold to Barnett for resale totaled $19.9 million in fiscal 1999, $16.2 million in fiscal 1998 and $13.7 million in fiscal 1997. There were no purchases from Barnett in fiscal 1999 and $0.1 million in fiscal 1997.

         The Company and Barnett provide to and receive from each other certain selling, general and administrative services and reimburse each other for out-of-pocket disbursements related to those services. In connection with initial public offering of Barnett, the Company and Barnett, among others, entered into an intercorporate agreement (the "Intercorporate Agreement"). Pursuant to the Intercorporate Agreement, the Company provides certain managerial, administrative and financial services to Barnett and is paid by Barnett for the allocable cost of the salaries and expenses of the

Company's employees while they are rendering such services. Barnett also reimburses the Company for actual out-of-pocket disbursements to third parties by the Company required for the provision of such services by the Company. In addition to the services provided by the Company to Barnett pursuant to the Intercorporate Agreement, Barnett also provided certain services to U.S. Lock, LeRan Gas Products and Madison Equipment, which were divisions or subsidiaries of the Company until they were sold by the Company.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Capital Stock

         The following table sets forth, as of June 30, 2000, the number of shares of common stock and Class B common stock beneficially owned by each director and executive officer, by the directors and executive officers of the Company as a group and by each holder of at least five percent of common stock and Class B common stock known to the Company, and the respective percentage ownership of the outstanding common stock and Class B common stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin and Armond Waxman is the executive office of the Company.

                                         Number of Shares                     Percentage
                                         Beneficially Owned                   Ownership
                                         ----------------------------         ------------------------
                                                             Class B                           Class B         Percentage of
                                            Common           Common             Common         Common            Aggregate
Name and Beneficial Owner                   Stock             Stock             Stock           Stock          Voting Power
-------------------------                 ---------       -----------         ---------       ---------        ------------
Melvin Waxman(1)...................       1,129,300        1,011,932             11.0%           47.2%              35.5%
Armond Waxman(2)...................       1,030,882          770,282             10.0            35.9               27.0
Laurence S. Waxman(3)..............         231,900           55,252              2.6             2.6                2.6
Irving Friedman(4).................          25,000               --              *              --                  *
Judy Robins(5).....................         109,750           75,250              1.1             3.5                2.7
Directors and officers as a               2,620,007        1,912,716             24.2            89.3               67.4
group (7 individuals)..............
Credit Suisse First Boston,                                                                                          1.8
Inc. (6)...........................         550,000               --              5.5            --
  11 Madison Avenue
  New York, NY 10010

Herzog, Heine Geduld. Inc..........
  525 Washington Blvd.                      544,144               --              5.5            --                  1.7
  Jersey City, NJ 07310

-----------------
*              less than 1%

(1) Includes 300,000 shares of common stock subject to options granted to Mr. Melvin Waxman pursuant to the Company's 1992 Non-Qualified and Incentive Stock Option Plan (the "1992 Stock Option Plan") and 100 shares of common stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership. Does not include 200,000 shares of common stock subject to stock appreciation rights granted to Mr. Waxman by the Company which are vested but have a $3.375 trigger price.

(2) Includes 300,000 shares of common stock subject to options granted to Mr. Armond Waxman pursuant to the 1992 Stock Option Plan and 100 shares of common stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership. Does not include 200,000 shares of common stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have vested but have a 3.375 trigger price.

(3) Includes 166,250 shares of common stock subject to options granted to Mr. Laurence Waxman pursuant to the 1992 Stock Option Plan and 27,100 shares of common stock for which Mr. Waxman is custodian to his minor children. Does not include 100,000 shares of common stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have vested, but have a $3.375 trigger price.

(4) Includes 20,000 shares of common stock subject to options granted to Mr. Friedman pursuant to the 1994 Non-Employee Directors Stock Option Plan (the "1994 Directors Plan") and 5,000 shares of common stock granted to Mr. Friedman pursuant to the 1996 Non-Employee Directors' Restricted Share Plan (the "1996 Directors Plan").

(5) Includes 20,000 and 10,000 shares of common stock subject to options granted to Mrs. Robins as director and her spouse, pursuant to the 1994 Directors Plan, as Corporate Secretary of the Company, respectively, and 15,000 shares of common stock granted to Mrs. Robins pursuant to the 1996 Directors Plan.

(6) The information set forth in the table with respect to Credit Suisse First Boston, Inc. was obtained from a statement on
               Schedule 13G , dated February 13, 1998, filed with the Securities and Exchange Commission. Such statement reflects Credit Suisse First Boston, Inc.'s beneficial ownership as of December 31, 1997.

(7) The information set forth in the table with respect to Herzog, Heine Geduld, Inc. was derived from a statement on Schedule 13G, dated as of December 31, 1999, filed with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

               The Company is required to identify any officer, director or beneficial owner of more than 10% of the Company's equity securities who failed to timely file with the Commission a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company by such officers, directors and beneficial owners of more than 10% of the Company's equity securities, the Company believes that during the year ended March 31, 2000, there was compliance with all such filing requirements.




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